Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY COMMENTS ON BUSINESS

IN ADVANCE OF HIGH POINT FURNITURE MARKET

MONROE, Mich., October 20, 2016—La-Z-Boy Incorporated (NYSE: LZB) today provided comments on its anticipated results for the fiscal 2017 second quarter ahead of meetings with analysts at the High Point, NC, Furniture Market.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “We believe executing our integrated strategies will drive long-term sales growth and, when combined with our efficient operating platform, will continue to deliver results and improved returns to our shareholders.  We are making strategic investments in the business, which include our 4-4-5 store growth strategy, targeted strategic acquisitions, enhanced marketing support, updated technology platforms and other capital projects to enhance our competitiveness.  With a strong brand and our multi-channel distribution system, our team is adapting our go-to-market strategies within the current consumer environment while exploring additional growth initiatives for the future.”

Darrow added, “In light of the weaker demand throughout the retail home furnishings sector, we anticipate sales for the fiscal 2017 second quarter to be 1.0% to 2.5% lower than last year’s second-quarter sales of $382.9 million.  Additionally, we expect earnings per share for the fiscal 2017 second quarter to be in the range of $0.37 to $0.39, consistent with last year’s second-quarter, where we reported earnings per share of $0.41, which included approximately $0.02 for a legal settlement (referenced in last year’s quarterly filing as a 0.5 percentage point benefit to gross margin).  Given our multiple strategic initiatives, we are confident in our ability to navigate through these current industry trends.”

The company plans to release its financial results after the close of market on Wednesday, November 30, 2016, with a conference call at 8:30 a.m., on Thursday, December 1, 2016.  Conference call and webcast details will follow in a separate release.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, forward-looking statements. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g., port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2016 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 127 of the 342 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 342 stand-alone La-Z-Boy Furniture Galleries® stores and 551 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.